Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-146662) on Form S-8 of Point.360 of our report dated September 11, 2015 relating to our audit of the consolidated financial statements and the financial statement schedule, which appear in this Annual Report on Form 10-K of Point. 360 for the year ended June 30, 2015.

/s/ SingerLewak LLP

Los Angeles, California

September 17, 2015